Exhibit 10.1

FEDERAL DEPOSIT INSURANCE CORPORATION

WASHINGTON, D.C.

)
)
In the Matter of	)
	)	CONSENT ORDER
CONGAREE STATE BANK	)
WEST COLUMBIA, SOUTH CAROLINA	)	FDIC-10-047b
)
(Insured State Nonmember Bank))
)
)

The Federal Deposit Insurance Corporation (“FDIC”) is the appropriate Federal banking agency for Congaree State Bank, West Columbia, South Carolina (“Bank”), under 12 U.S.C. § 1813(q).

The Bank, by and through its duly elected and acting Board of Directors (“Board”), has executed a “Stipulation to the Issuance of a Consent Order” (“STIPULATION”), dated May 11, 2010, that is accepted by the FDIC and the Commissioner of Banking (“Commissioner”) on behalf of the State Board of Financial Institutions for the State of South Carolina (“State Board”).  With the STIPULATION, the Bank has consented, without admitting or denying any charges of unsafe or unsound banking practices and violations of law and/or regulation relating to asset quality, capital adequacy, earnings, management effectiveness, liquidity, and sensitivity to market risk, to the issuance of this Consent Order (“ORDER”) by the FDIC and the State Board.

Having determined that the requirements for issuance of an order under 12 U.S.C. § 1818(b) and S.C. Code Ann. § 34-1-60 have been satisfied, the FDIC and the State Board hereby order that:

BOARD OF DIRECTORS

1.             (a)           Effective immediately, the Board shall increase its participation in the affairs of the Bank, assuming full responsibility for the approval of sound policies and objectives and for the supervision of all of the Bank’s activities, consistent with the role and expertise commonly expected for directors of banks of comparable size.  The Board shall prepare in advance and follow a detailed written agenda for each meeting, including consideration of the actions of any committees.  Nothing in the foregoing sentences shall preclude the Board from considering matters other than those contained in the agenda.  This participation shall include meetings to be held no less frequently than monthly at which, at a minimum, the following areas shall be reviewed and approved: reports of income and expenses; new, overdue, renewal, insider, charged-off, and recovered loans; investment activity; operating policies; and individual committee actions.  Board minutes shall document these reviews and approvals, including the names of any dissenting directors.

(b)           Within 30 days from the effective date of this ORDER, the Board shall have in place a program that will provide for monitoring of the Bank’s compliance with this ORDER.  Following the adoption of the program, the Board shall review the Bank’s compliance with this ORDER and record its review in the minutes of each regularly scheduled Board meeting.  Establishment of this program does not in any way diminish the responsibility of the entire Board to ensure compliance with the provisions of this ORDER.

MANAGEMENT

2.             Within 90 days of the effective date of this ORDER, the Bank shall have and retain qualified management.

(a)           Each member of management shall have qualifications and experience commensurate with his or her duties and responsibilities at the Bank.  Management shall include the chief executive officer, chief credit officer, and chief financial officer.  All management officials shall have an appropriate level of experience and expertise that is needed to perform his or her duties.  Each member of management shall be provided appropriate written authority from the Bank’s Board to implement the provisions of this ORDER.

(b)           Within 60 days from the effective date of this ORDER, the Bank shall develop and approve a written analysis and assessment of the Bank’s management and staffing needs (“Management Plan”) for the purpose of providing qualified management for the Bank.  The Management Plan shall be forwarded to the Regional Director of the FDIC’s Atlanta Regional Office (“Regional Director”) and to the Commissioner on behalf of the State Board (collectively “Supervisory Authorities”) for review and comment and shall address, at a minimum, the following:

(i)            A review of each officer’s performance, abilities and assignments to positions within the Bank;

(ii)           identification of both the type and number of officer positions needed to properly manage and supervise the affairs of the Bank;

(iii)          identification and establishment of such Bank committees as are needed to provide guidance and oversight to active management;

(iv)          annual written evaluations of all Bank officers, and staff members to determine whether these individuals possess the ability, experience and other qualifications required to perform present and anticipated duties, including, but not limited to, adherence to the Bank’s established policies and practices, and restoration and maintenance of the Bank in a safe and sound condition;

(v)           a plan to recruit and hire any additional or replacement personnel with the requisite ability, experience and other qualifications to fill those officer or staff member positions consistent with the needs identified in the Management Plan; and

(vi)          an organizational chart.

CAPITAL

3.             (a)           While this ORDER is in effect the Bank shall achieve and maintain the following minimum capital levels as defined in Part 325 of the FDIC Rules and Regulations, 12 C.F.R. Part 325, after establishing an adequate allowance for loan and lease losses (“ALLL”):

(i)            Tier 1 Capital at least equal to eight percent (8.0%) of total assets; and

(ii)           Total Risk-Based Capital at least equal to ten percent (10.0%) of total risk-weighted assets.

(b)           Thereafter during the life of this ORDER, the Bank shall maintain Tier 1 Capital in such an amount as to equal or exceed eight percent (8%) of the Bank’s total assets; and a Total Risk-Based Capital Ratio of at least ten percent (10%) as described in the FDIC Statement of Policy on Risk-Based Capital contained in Appendix A to Part 325 of the FDIC Rules and Regulations, 12 C.F.R. Part 325, Appendix A.

(c)           Within 30 days of the last day of each calendar quarter, the Bank shall determine, from its Reports of Condition and Income, its capital ratios for that calendar quarter.  If any capital measure falls below the established minimum, within 30 days of such required determination of capital ratios, the Bank shall submit a written plan to the Supervisory Authorities, describing the means and timing by which the Bank shall increase such ratios up to or in excess of the established minimums.

ALLOWANCE FOR LOAN AND LEASE LOSSES

4.             Within 60 days from the effective date of this ORDER, the Board shall review the adequacy of the ALLL and establish a comprehensive policy for determining the adequacy of the ALLL.  For the purpose of this determination, the adequacy of the ALLL shall be determined after the charge-off of all loans or other items classified “Loss”.  The policy shall provide for a review of the ALLL at least once each calendar quarter.  Said review shall be completed in time to properly report the ALLL in the quarterly Reports of Condition and Income.  The review shall focus on the results of the Bank’s internal loan review, loan and lease loss experience, trends of delinquent and non-accrual loans, an estimate of potential loss exposure of significant credits, concentrations of credit, and present and prospective economic conditions.  A deficiency in the ALLL shall be remedied in the calendar quarter it is discovered, prior to submitting the Reports of Condition and Income, by a charge to current operating earnings.  The minutes of the Board meeting at which such review is undertaken shall indicate the results of the review.

The Bank’s policy for determining the adequacy of the ALLL and its implementation shall be satisfactory to the Supervisory Authorities.

PLAN FOR EXPENSES/PROFITABILITY

5.             (a)           Within 30 days from the effective date of this ORDER, the Bank shall formulate and implement a written profit plan and a realistic, comprehensive budget for all categories of income and expense.  This plan shall be forwarded to the Supervisory Authorities for review and comment and shall address, at a minimum, the following:

(i)                                    goals and strategies for improving and sustaining the earnings of the Bank;

(ii)                                   the major areas in, and means by which the Bank will seek to improve the Bank’s operating performance;

(iii)                                  realistic and comprehensive budgets;

(iv)                                  a budget review process to monitor the income and expenses of the Bank to compare actual figures with budgetary projections;

(v)                                   the operating assumptions that form the basis for, and adequately support, major projected income and expense components; and

(vi)                                  coordination of the Bank’s loan, investment, and operating policies and budget and profit planning with the funds management policy.

(b)           Following the end of each calendar quarter, the Board shall evaluate the Bank’s actual performance in relation to the plan required by this paragraph and shall record the results of the evaluation, and any actions taken by the Bank in the minutes of the Board meeting at which such evaluation is undertaken.

CHARGE-OFF

6.             (a)           Within 10 days from the effective date of this ORDER, the Bank shall eliminate from its books, by charge-off or collection, all assets or portions of assets classified “Loss” and 50 percent of those assets classified “Doubtful” in the Report that have not been previously collected or charged-off.  (If an asset classified “Doubtful” is a loan or lease, the Bank may, in the alternative, increase its ALLL by an amount equal to 50 percent of the loan or lease classified “Doubtful”.)  Elimination of any of these assets through proceeds of other loans made by the Bank is not considered collection for purposes of this paragraph.

(b)           Additionally, while this ORDER remains in effect, the Bank shall, within 30 days from the receipt of any official Report of Examination of the Bank from the FDIC or the State Board, eliminate from its books, by collection, charge-off, or other proper entries, the remaining balance of any asset classified “Loss” and 50 percent of the those classified “Doubtful” unless otherwise approved in writing by the Supervisory Authorities.

REDUCTION OF CLASSIFIED ASSETS

7.             (a)           Within 60 days from the effective date of this ORDER, the Bank shall submit to the Supervisory Authorities, for review and comment, a written plan to reduce the Bank’s risk position in each asset in excess of $100,000, which is classified “Substandard” or “Doubtful” in the FDIC’s Report of Examination dated October 5, 2009 (“Report”).  Within 10 days from the receipt of any comment from the Supervisory

Authorities, and after due consideration of any recommended changes, the Bank shall approve the plan, which approval shall be recorded in the minutes of a Board meeting.  Thereafter, the Bank shall implement and follow this plan.

(b)           The written plan mandated by this provision shall further require a reduction in the aggregate balance of assets classified “Substandard” and “Doubtful” in the Report in accordance with the following schedule.  For purposes of this paragraph, “number of days” means number of days from the effective date of this ORDER.

(i)                                    Within 180 days, a reduction of twenty-five percent (25%) in the balance of assets classified “Substandard” or “Doubtful.”

(ii)                                   Within 360 days, a reduction of forty-five percent (45%) in the balance of assets classified “Substandard” or “Doubtful.”

(iii)                                  Within 540 days, a reduction of sixty-five percent (65%) in the balance of assets classified “Substandard” or “Doubtful.”

(iv)                                  Within 720 days, a reduction of seventy-five percent (75%) in the balance of assets classified “Substandard” or “Doubtful.”

(c)           The requirements of this paragraph are not to be construed as standards for future operations of the Bank.  Following compliance with the above reduction schedule, the Bank shall continue to reduce the total volume of adversely classified assets.

NO ADDITIONAL CREDIT

8.             (a)           As of the effective date of this ORDER, the Bank shall not extend, directly or indirectly, any additional credit to, or for the benefit of, any borrower who has a loan or other extension of credit from the Bank that has been charged off or classified, in whole or in part, “Loss” or “Doubtful” and is uncollected.  The requirements of this paragraph shall not prohibit the Bank from renewing (after collection in cash of interest due from the borrower) any credit already extended to any borrower.

(b)           Additionally, as of the effective date of this ORDER, the Bank shall not extend, directly or indirectly, any additional credit to, or for the benefit of, any borrower who has a loan or other extension of credit from the Bank that has been classified, in whole or part, “Substandard” and is uncollected.

(c)           Paragraph 8(b) shall not apply if the Bank’s failure to extend further credit to a particular borrower would be detrimental to the best interests of the Bank.  Prior to the extending of any additional credit pursuant to this paragraph, either in the form of a renewal, extension, or further advance of funds, such additional credit shall be approved by a majority of the Board or a designated committee thereof, who shall certify in writing as follows:

(i)            why the failure of the Bank to extend such credit would be detrimental to the best interests of the Bank;

(ii)           that the Bank’s position would be improved thereby; and

(iii)          how the Bank’s position would be improved.

(d)           The signed certification shall be made a part of the minutes of the Board or its designated committee and a copy of the signed certification shall be retained in the borrower’s credit file.

REDUCE CONCENTRATIONS OF CREDIT

9.             Within 90 days from the effective date of this ORDER, the Bank shall perform a risk segmentation analysis with respect to the Concentrations of Credit discussed in the Report.  Concentrations should be identified by product type, geographic distribution, underlying collateral or other asset groups, which are considered economically related and in the aggregate represent a large portion of the Bank’s Tier 1 Capital.  The Bank shall develop a written plan approved by its Board and acceptable to the Supervisory Authorities to systematically reduce any segment of the portfolio which the Supervisory Authorities deems to be an undue concentration of credit in relation to the Bank’s Tier 1 Capital.  At a minimum the plan must provide for written procedures for the ongoing measurement and monitoring of the concentrations of credit, and a limit on concentrations commensurate with the Bank’s capital position, safe and sound banking practices, and the overall risk profile of the Bank.

LENDING AND COLLECTION POLICIES/TECHNICAL EXCEPTIONS

10.           Within 90 days from the effective date of this ORDER, the Bank shall ensure the full implementation of its written lending and collection policy to provide effective guidance and control over the Bank’s lending function, which implementation shall include the resolution of those technical exceptions enumerated on page 29 of the Report.  In addition, the Bank shall obtain adequate and current documentation for all loans in the Bank’s loan portfolio.  Such policy and its implementation shall be in a form and manner acceptable to the Supervisory Authorities.

LIQUIDITY/FUNDS MANAGEMENT PLAN

11.           Within 60 days from the effective date of this ORDER, the Bank shall adopt and implement a written plan addressing liquidity, contingent funding, and asset liability management.  A copy of the plan shall be submitted to the Supervisory Authorities upon its completion for review and comment.  Within 30 days from the receipt of any comments from the Supervisory Authorities, the Bank shall incorporate those recommended changes.  Thereafter, the Bank shall implement and follow the plan.  Annually during the life of this ORDER, the Bank shall review this plan for adequacy and, based upon such review, shall make appropriate revisions to the plan that are necessary to strengthen funds management procedures and maintain adequate provisions to meet the Bank’s liquidity needs.

VIOLATIONS OF LAW, REGULATION AND POLICY

12.           (a)           Within 30 days from the effective date of this ORDER, the Bank shall eliminate and/or correct all violations of law and regulation, which are more fully set out in the Report.  In addition, the Bank shall take all necessary steps to ensure future compliance with all applicable laws and regulations.

(b)           Within 30 days from the effective date of this ORDER, the Bank shall eliminate and/or correct all contraventions of policy, which are more fully set out in the Report.  In addition, the Bank shall take all necessary steps to ensure future compliance with all applicable statements of policy.

BROKERED DEPOSITS

13.           (a)           Throughout the life of this ORDER, the Bank shall not accept, renew, or rollover any brokered deposit, as defined by 12 C.F.R. § 337.6(a)(2), unless it is in compliance with the requirements of 12 C.F.R. § 337.6(b), governing solicitation and acceptance of brokered deposits by insured depository institutions.

(b)           Within 30 days of the effective date of this ORDER, the Bank shall submit a written plan for eliminating its reliance on brokered deposits to the Supervisory Authorities for review and comment.  The plan shall detail the current composition of brokered deposits by maturity and explain the means by which such deposits will be paid.

Within 30 days of receipt of all such comments from the Supervisory Authorities, and after consideration of all such comments, the Bank shall approve the revised plan, which approval shall be recorded in the minutes of the Board meeting.  Thereafter, the Bank shall implement and fully comply with the plan.

(c)           The Bank shall comply with the restrictions on the effective yields on deposits described in 12 C.F.R. § 337.6.

ASSET GROWTH LIMITATIONS

14.           During the life of this ORDER, the Bank shall limit asset growth to ten percent (10.0%) per annum and in no event shall asset growth result in noncompliance with the capital maintenance provisions of this ORDER without receiving prior written approval of the Supervisory Authorities.

RESTRICTIONS ON CERTAIN PAYMENTS

15.           (a)           While this ORDER is in effect, the Bank shall not declare or pay dividends or bonuses without the prior written approval of the Supervisory Authorities.  All requests for prior approval shall be received at least 30 days prior to the proposed dividend declaration date or bonus payment date (at least 5 days with respect to any request filed within the first 30 days after the date of this ORDER) and shall contain, but not be limited to, an analysis of the impact such dividend or bonus payment would have on the Bank’s capital, income, and/or liquidity positions.

(b)           During the term of this ORDER, the Bank shall not make any distributions of interest, principal or other sums on subordinated debentures, if any, without the prior written approval of the Supervisory Authorities.

DISCLOSURE

16.           Following the effective date of this ORDER, the Bank shall send to its shareholders or otherwise furnish a description of this ORDER in conjunction with the Bank’s next shareholder communication and also in conjunction with its notice or proxy statement preceding the Bank’s next shareholder meeting.  The description shall fully describe the ORDER in all material respects.  The description and any accompanying communication, statement or notice shall be sent to the FDIC, Division of Supervision and Consumer Protection, Accounting and Securities Disclosure Section, 550 17th Street, N.W., Room F-6066, Washington, D.C. 20429 and to the Commissioner for the State Board, 1205 Pendleton Street, Suite 305, Columbia, SC 29201, at least fifteen (15) days prior to dissemination to shareholders.  Any changes requested to be made by the Supervisory Authorities shall be made prior to dissemination of the description, communication, notice, or statement.

PROGRESS REPORTS

17.           Within 30 days from the end of the first quarter following the effective date of this ORDER, and within 30 days of the end of each quarter thereafter, the Bank shall furnish written progress reports to the Supervisory Authorities detailing the form and manner of any actions taken to secure compliance with this ORDER and the results thereof.  Such reports shall include a copy of the Bank’s Reports of Condition and of Income.  Such reports may be discontinued when the corrections required by this ORDER have been accomplished and the Supervisory Authorities have released the Bank in writing from making further reports.  All progress reports and other written responses to this ORDER shall be reviewed by the Board and made a part of the minutes of the appropriate Board meeting.

The provisions of this ORDER shall not bar, estop, or otherwise prevent the FDIC, the State Board, or any other federal or state agency or department from taking any other action against the Bank or any of the Bank’s current or former institution-affiliated parties.

This ORDER shall be effective on the date of issuance.

The provisions of this ORDER shall be binding upon the Bank, its institution-affiliated parties, and any successors and assigns thereof.

The provisions of this ORDER shall remain effective and enforceable except to the extent that and until such time as any provision has been modified, terminated, suspended, or set aside in writing.

Issued Pursuant to Delegated Authority

Dated this 14h day of May, 2010.

/s/ Thomas J. Dujenski
Thomas J. Dujenski
Regional Director
Division of Supervision and Consumer Protection
Atlanta Region
Federal Deposit Insurance Corporation

The Commissioner, having duly approved the foregoing ORDER on behalf of the State Board, and the Bank, through its Board, agree that the issuance of said ORDER by the FDIC shall be binding as between the Bank and the State Board to the same degree and to the same legal effect that such ORDER would be binding if the State Board had issued a separate ORDER that included and incorporated all of the provisions of the foregoing ORDER, pursuant to S.C. Code Ann. § 34-1-60 (1976).

Dated this 11th day of May, 2010.

/s/ Louie A. Jacobs
Louie A. Jacobs
Commissioner
South Carolina
Board of Financial Institutions